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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                               USA Networks, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    902984103
                                 (CUSIP Number)

                                February 4, 2002
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

     |_| Rule 13d-1(b)
     |X| Rule 13d-1(c)
     |_| Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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--------------------------------------------------------------------------------
CUSIP No.: 902984103
--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON

               Microsoft E-Holdings, Inc.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

               State of Nevada
--------------------------------------------------------------------------------

                                            5        SOLE VOTING POWER
             NUMBER OF SHARES
               BENEFICIALLY                          53,318,277
                 OWNED BY                   ------------------------------------
                   EACH
                REPORTING                   6        SHARED VOTING POWER
                  PERSON
                   WITH                              -0-
                                            ------------------------------------

                                            7        SOLE DISPOSITIVE POWER

                                                     53,318,277
                                            ------------------------------------

                                            8        SHARED DISPOSITIVE POWER

                                                     -0-
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         53,318,277
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         15.4%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------


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Item 1.

     (a)  Name of Issuer: USA Networks, Inc. (the "Issuer")
          --------------

     (b)  Address of principal executive offices of the Issuer: 152 West 57th
          ----------------------------------------------------
          Street, New York, New York 10019

Item 2.

     (a)  Name of Persons Filing: Microsoft E-Holdings, Inc. Microsoft
          ----------------------
          E-Holdings, Inc. is a wholly-owned subsidiary of Microsoft Corporation. Microsoft Corporation's beneficial ownership of the shares reported hereunder was reported on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2002.

     (b)  Address of Principal Business Office:  101 Convention Center Drive,
          ------------------------------------
          Suite 850, Las Vegas, Nevada  89016

     (c)  Citizenship:  Microsoft E-Holdings, Inc. is a corporation incorporated
          -----------
          under the laws of the State of Nevada

     (d)  Title of Class of Securities: Common Stock, $.01 par value
          ----------------------------

     (e)  CUSIP Number:  902984103
          ------------

Item 3.  Not Applicable

Item 4.  Ownership.
         ---------

     (a) Amount beneficially owned: 53,318,277
         -------------------------  ----------

     (b) Percent of class:  15.4%
         ----------------

     (c) Number of shares as to which the person has:
         -------------------------------------------
         (i)   Sole power to vote or to direct the vote 53,318,277
                                                        ----------
         (ii)  Shared power to vote or to direct the vote -0-
                                                          ---
         (iii) Sole power to dispose or to direct the disposition of 53,318,277
                                                                     ----------
         (iv)  Shared power to dispose or to direct the disposition of -0-
                                                                       ---

Item 5.  Ownership of Five Percent or Less of a Class:  Not Applicable
         --------------------------------------------

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:  Not
         ---------------------------------------------------------------
         Applicable

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         ----------------------------------------------------------------------
         Security Being Reported on By the Parent Holding Company:  Not
         --------------------------------------------------------
         Applicable

Item 8.  Identification and Classification of Members of the Group:  Not
         ----------------------------------------------------------
         Applicable

Item 9.  Notice of Dissolution of a Group:  Not Applicable
         --------------------------------

Item 10. Certification:
         -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 13, 2002
                                       -----------------
                                       Date

                                       MICROSOFT E-HOLDINGS, INC.

                                       By /s/ Thomas C. Baumbach
                                          ---------------------------------
                                          Thomas C. Baumbach, President and
                                          Treasurer

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